Exhibit 99.1

Mesa Labs Announces Third Quarter Results

Lakewood, Colorado, February 3, 2026 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (“Mesa” or “the Company”), a global leader in the design and manufacture of life science tools and critical quality control solutions, today announced results for its third fiscal quarter (“3Q26”) ended December 31, 2025 (amounts in thousands).

3Q26 Financial Summary – (comparisons are versus the same year ago period

●	Revenues increased 3.6%
●	Non-GAAP organic and core organic revenues[1] growth was 3.6% and 1.2%, respectively
●	Non-GAAP organic revenues growth excluding CG China revenues (entirely diagnostics) was 5.7%
●	Operating income increased 38.0% to $7,975
●	Non-GAAP adjusted operating income (“AOI”) excluding unusual items[2] increased 15.4% and was 26.2% as a percentage of revenues
●	Repaid $8.7 million of debt and reduced Total Net Leverage Ratio[3] to 2.62

We operate a diversified business across four divisions: Sterilization and Disinfection Control (“SDC”), Biopharmaceutical Development (“BPD”), Calibration Solutions (“CS”), and Clinical Genomics (“CG”).

Executive Commentary (amounts in thousands)

“Steady execution and relatively stable markets across Europe and North America helped deliver 3.6% organic (1.2% core organic) revenues growth in 3Q26 versus the prior year, or 5.7% when excluding CG China revenues. Total company growth was 7.2% sequentially, well within our expected growth range. Strong growth in BPD, continued growth in CG excluding China, and a recovery towards normal SDC deliveries overcame strong but expected headwinds in CG China. For the first nine months of FY26, we delivered 3.7% organic revenues growth, but 6.6% when excluding CG China revenues. With continued strong execution across the business and less impactful CG China compares moving forward, we expect our positive momentum to continue in 4Q26” said Gary Owens, Chief Executive Officer of Mesa.

“Profitability for the quarter, using our preferred metric of AOI excluding unusual items as a percentage of revenues, was very robust at 26.2% versus 23.5% for both 3Q25 and the whole of FY25. We expect this margin rate to moderate slightly over the next several quarters as we fully realize the benefits from our cost realignment actions at the end of 2Q26 while continuing to increase investment in SDC into the first half of FY27. In the quarter, improving volumes, favorable product mix, and benefits from the cost alignment more than overcame headwinds of 120 bps from FX and a negligible impact from tariffs. The strong profitability allowed for the repayment of $8.7 million of debt, which reduced our Total Net Leverage Ratio to 2.62 as we remain committed to drive this metric below 2.5” added Mr. Owens.

“While macro conditions in the first three quarters of FY26 were challenging, we remain encouraged that end markets are stabilizing, our innovative solutions remain top of mind with customers, and our highly adaptable operating model and team will enable us to further accelerate both top and bottom-line growth as market conditions improve” concluded Mr. Owens.

Financial Results (unaudited, amounts in thousands, except per share data)

Total revenues were $65,126, an increase of 3.6% compared to 3Q25 (7.2% sequentially versus 2Q26). Operating income increased 38.0% to $7,975 (68.8% sequentially versus 2Q26). Net income was $3,630, an increase of 317.0% or $0.65 per diluted share of common stock. On a non-GAAP basis, core organic revenues growth was 1.2% and AOI increased 17.6% to $17,072 or $3.07 per diluted share of common stock compared to 3Q25. As detailed in the Unusual Items table below, AOI for 3Q25 was negatively impacted by unusual items totaling $273. Excluding the unusual items for 3Q25, AOI increased 15.4% to $17,072 (12.1% sequentially versus 2Q26). A reconciliation of non-GAAP measures is provided in the tables below. Total Net Leverage Ratio was 2.62 as of December 31, 2025.

Division Performance

	Revenues		Organic Revenues Growth[1]		Core Organic Revenues Growth
(Amounts in thousands)	Three Months Ended December 31, 2025	Nine Months Ended December 31, 2025	Three Months Ended December 31, 2025	Nine Months Ended December 31, 2025	Three Months Ended December 31, 2025	Nine Months Ended December 31, 2025
SDC	$24,914	$72,431	6.0%	5.5%	2.4%	2.3%
BPD	14,373	39,779	17.5%	10.2%	13.7%	7.7%
CS	14,072	39,992	(2.5)%	3.9%	(2.5)%	4.0%
CG	11,767	33,204	(7.1)%	(6.7)%	(9.0)%	(7.8)%
Total	$65,126	$185,406	3.6%	3.7%	1.2%	1.8%

Sterilization and Disinfection Control (38% of revenues in 3Q26) revenues were $24,914 for the quarter, which resulted in organic revenues growth of 6.0% (2.4% core organic). The increase resulted from higher sales volumes and modest price increases. During the quarter we were able to mitigate the production issues we encountered in the second quarter and resumed normal production which resulted in backlog modestly decreasing sequentially by approximately $0.5 million in the third quarter. Gross profit percentage decreased by 50 bps versus the same quarter in the prior year primarily due to the weakening of the USD. Excluding the impact of FX, gross profit percentage would have increased 30 bps to 70.3%.

Calibration Solutions (22% of revenues in 3Q26) revenues were $14,072 for the quarter, which resulted in an organic and core organic revenues decline of 2.5% but a 3.7% sequential increase compared to 2Q26. This quarter’s revenue decline, as compared to the same period in the prior year, was due to a non-repeating end of calendar year order acceleration in the prior year associated with our renal care product lines. Gross profit percentage decreased by 100 bps for the quarter, primarily due to unfavorable product mix.

Biopharmaceutical Development (22% of revenues in 3Q26) revenues were $14,373 for the quarter, an organic revenues increase of 17.5% (13.7% core organic). The strong increase in revenues was driven primarily by higher sales of both Immunoassays and Peptides instruments. Gross profit percentage increased 50 bps for the quarter primarily due to higher revenues on a partially fixed cost base, partially offset by the impacts of foreign currency translation and tariffs. Excluding these impacts, gross profit as a percentage of revenues would have increased approximately 320 bps to 64.8%.

Clinical Genomics (18% of revenues in 3Q26) revenues were $11,767 for the quarter, which resulted in an organic revenues decline of 7.1% (9.0% core organic) but a sequential increase of 5.6%. A contraction in China revenues of approximately $1.2 million, or 57% versus the same quarter prior year, was partially offset by 2.4% growth outside of China. China regulatory and tariff headwinds resulted in a step function contraction beginning 1Q26 with roughly flat sequential revenues from China since that time. YTD revenues excluding China are robust at 8.4%. With expectations of roughly flat sequential China revenues moving forward, the division should return to positive overall organic growth for 4Q26. Gross profit percentage increased by 560 bps for the quarter due to manufacturing and supply chain efficiency improvements, lower personnel-related costs attributable to our cost mitigation efforts in 2Q26, and favorable geographic product mix, as sales outside of China typically generate higher margins.

Use of Non-GAAP Financial Measures

Adjusted operating income, adjusted operating income excluding unusual items, organic revenues growth and core organic revenues growth are non-GAAP measures that exclude or adjust for certain items, as detailed within the tables in “Supplemental Information Regarding Non-GAAP Financial Measures.”

1 Organic revenues growth is defined as reported revenues growth excluding the impact of acquisitions and core organic revenues growth is defined as organic revenues growth excluding currency translation. A reconciliation of these non-GAAP measures to their GAAP counterpart is set forth below.

2 Adjusted operating income and adjusted operating income per share are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation and impairment of goodwill and long-lived assets. These measures are also presented excluding unusual items. A reconciliation of these non-GAAP measures to their GAAP counterparts is set forth below, along with additional information regarding their use.

3 Total Net Leverage Ratio under our Credit Facility is defined as the ratio of total debt minus unrestricted cash in excess of $10 million as compared to 12 months trailing EBITDA. EBITDA, a non-GAAP metric, for purposes of this calculation, is defined as net income plus the sum of interest expense, income tax expense, depreciation, amortization, unusual or non-recurring non-cash charges and stock compensation expense.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacture of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

For more information about Mesa, please visit its website at www.mesalabs.com.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations. Any statements contained herein that are not statements of historical fact may be forward-looking statements, including statements relating to future financial results, business conditions and strategic initiatives. Words such as “seek,” “expect,” “plan” “intend,” “anticipate,” “believe,” “could,” “should,” “estimate,” “may,” “target,” “project,” and similar expressions may also identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. The forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to risks and uncertainties relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control. Risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections include those relating to: our ability to successfully grow our business, including as a result of acquisitions; the results on operations of acquisitions; our ability to consummate acquisitions at our historical rate and at appropriate prices; our ability to effectively integrate acquired businesses and achieve desired results; the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; conditions in the global economy and the particular markets we serve; significant developments or uncertainties stemming from actions of the U.S. government, including changes in U.S. trade policies and medical device regulations; the timely development and commercialization, and customer acceptance, of enhanced and new products and services; the inherent uncertainty of projections of revenues, growth, operating results, profit margins, expenses, earnings, margins, tax rates, tax provisions, cash flows, liquidity, demand, and competition; the effects of additional actions taken to become more efficient or reduce costs; restructuring activities; laws regulating fraud and abuse in the health care industry and the privacy and security of health and personal information; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; and general economic, industry, and capital markets conditions. These risks and uncertainties also include, but are not limited to, those described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended March 31, 2025, and our Quarterly Reports on Form 10-Q. We assume no obligation to update the information in this press release.

Mesa Laboratories Contacts:

Gary Owens; President and CEO,

John Sakys; CFO

1-303-987-8000

investors@mesalabs.com

Financial Summary (Unaudited except for the information as of and for the year ended March 31, 2025)

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
Revenues	$65,126	$62,840	$185,406	$178,843
Cost of revenues	23,331	23,086	69,341	66,385
Gross profit	41,795	39,754	116,065	112,458
Operating expenses	33,820	33,975	100,302	97,591
Operating income	7,975	5,779	15,763	14,867
Nonoperating expense (income)	3,379	7,996	2,156	9,367
Earnings before income taxes	4,596	(2,217)	13,607	5,500
Income tax (benefit) expense	966	(541)	2,759	360
Net income	$3,630	$(1,676)	$10,848	$5,140

Earnings per share (basic)	$0.66	$(0.31)	$1.97	$0.95
Earnings per share (diluted)	0.65	(0.31)	1.95	0.94

Weighted average common shares outstanding:
Basic	5,532	5,429	5,504	5,413
Diluted	5,565	5,429	5,552	5,464

Consolidated Condensed Balance Sheets

(Amounts in thousands)	December 31, 2025	March 31, 2025
Cash and cash equivalents	$28,975	$27,321
Other current assets	76,657	75,364
Total current assets	105,632	102,685
Noncurrent assets	329,217	330,663
Total assets	$434,849	$433,348

Liabilities	$248,158	$273,518
Stockholders’ equity	186,691	159,830
Total liabilities and stockholders’ equity	$434,849	$433,348

Reconciliation of Non-GAAP Measures
(Unaudited) GAAP Operating Income (Loss) to Non-GAAP Adjusted Operating Income (“AOI”)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
Operating income (GAAP)	$7,975	$5,779	$15,763	$14,867
Amortization of intangible assets	4,445	4,391	13,532	13,002
Stock-based compensation expense	3,382	3,239	11,075	10,004
Depreciation expense	1,270	1,106	3,989	4,028
AOI (non-GAAP)	$17,072	$14,515	$44,359	$41,901

Unusual items – before tax
Non-cash GKE inventory step-up1	$--	$--	$--	$1,232
GKE integration costs[2]	--	273	--	1,348
Severance costs[3]	--	--	848	--
Total impact of unusual items on AOI – before tax	$--	$273	$848	$2,580

AOI excluding unusual items (non-GAAP)	$17,072	$14,788	$45,207	$44,481

AOI per share - basic (non-GAAP)	$3.09	$2.67	$8.06	$7.74
AOI per share - diluted (non-GAAP)	$3.07	2.67	$7.99	7.67

AOI excluding unusual items per share – basic (non -GAAP)	$3.09	2.72	$8.21	8.22
AOI excluding unusual items per share – diluted (non-GAAP)	$3.07	2.72	$8.14	8.14

Weighted average common shares outstanding:
Basic	5,532	5,429	5,504	5,413
Diluted	5,565	5,429	5,552	5,464

1 Non-cash cost of revenues expense associated with the step up to fair value of GKE inventory due to application of purchase accounting

2 GKE integration costs primarily consist of consulting costs for the integration of the acquiree, including the implementation of the enterprise resource planning tool and professional auditing services related to the audit of purchase accounting

3 Severance charges recorded in 2Q26 for individuals in each of our business units and corporate functions. The charges affected employees in each of our Asia Pacific, Europe, and North America geographies.

Organic and Core Organic Revenues Growth (Unaudited)

	Three Months Ended December 31, 2025	Nine Months Ended December 31, 2025
Total revenues growth	3.6%	3.7%
Impact of acquisitions	--%	--%
Organic revenues growth (non-GAAP)	3.6%	3.7%
Currency translation	(2.4)%	(1.9)%
Core organic revenues growth (non-GAAP)	1.2%	1.8%

Supplemental Information Regarding Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we provide non-GAAP adjusted operating income, non-GAAP adjusted operating income per share amounts, non-GAAP adjusted operating income excluding unusual items, non-GAAP adjusted operating income excluding unusual items per share amounts, non-GAAP organic revenues growth, and non-GAAP core organic revenues growth in order to provide meaningful supplemental information regarding our operational performance. We believe that the use of these non-GAAP financial measures, in addition to GAAP financial measures, helps investors to gain a better understanding of our operating results, consistent with how management measures and forecasts our operating performance, especially when comparing such results to previous periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.  This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds these measures to be useful, we believe that our investors can benefit by evaluating both GAAP and non-GAAP results.

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation and impairment of goodwill and long-lived assets. To calculate adjusted operating income, we exclude, as applicable:

●	Impairments of long-lived assets as such charges are outside of our normal operations and in most cases are difficult to accurately forecast.
●	Stock-based compensation expense as it is a non-cash charge and costs calculated for this expense vary in accordance with the stock price on the date of grant.
●	Depreciation expense as it is a non-cash charge.
●

The expense associated with the amortization of acquisition-related intangible assets as a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of up to 20 years. Exclusion of amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

The non-GAAP measures of adjusted operating income excluding unusual items and adjusted operating income excluding unusual items per share presented in the reconciliation above are defined as adjusted operating income less unusual items that are not on-going and are related to a specific transaction. We exclude these unusual items as they are outside of normal operations and are not on-going.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense, depreciation expense and impairment losses on goodwill and long-lived assets can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely on the GAAP consolidated statements of operations. The non-GAAP numbers focus instead on our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to, financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. Our non-GAAP information may be different from the non-GAAP information provided by other companies.